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                                                                 Exhibit 10.1.39

                                    AGREEMENT
                 FOR LOCAL WIRELINE NETWORK INTERCONNECTION
                                      AND
                                 SERVICE RESALE

                                     BETWEEN

                       AMERICAN TELEPHONE TECHNOLOGY, INC.
                                       AND
                          U S WEST COMMUNICATIONS, INC.

                             FOR THE STATE OF OREGON

                                CDS-991206-0204


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                                TABLE OF CONTENTS

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SECTION                                                      PAGE

PREAMBLE ....................................................   1

RECITALS AND PRINCIPLES .....................................   1

SCOPE OF AGREEMENT ..........................................   2

PART I: GENERAL TERMS AND CONDITIONS ........................   3

1. Term ......................................................  3

2. Payment ...................................................  4

3. Taxes .....................................................  5

4. Audits and Inspections ..................................    5

5. Indemnification .........................................    6

6. Responsibility for Environmental Contamination ..........    7

7. Limitation of Liability .................................    8

8. Remedies For Failure to Meet Service Quality Standards ..    9

9. Warranties ..............................................    9

10. Non-exclusive Remedies ..................................   12

11. Dispute Resolution ......................................   13

12. Nondisclosure/Confidentiality and Proprietary Information   14

13. Customer Credit History .................................   16

14. Branding ................................................   16

15. Patents,-Trademarks .....................................   17

16. Publicity and Advertising ...............................   17

17. Force Majeure ...........................................   17

18. Waiver ..................................................   18

19. Governing Law/Compliance with Laws ......................   18

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
20. No Third Party Beneficiaries ............................   20

21. Responsibility of Each Party ............................   20

22. Assignment/Subcontracting ...............................   20

23. Entire Agreement ........................................   21

24. Severability ............................................   21

25. Amendments ..............................................   21

26. Heading of No Force or Effects ..........................   21.

27. Notices .................................................   21

28. Joint Work Product ......................................   22

29. Executed in Counterparts ................................   23

30. Referenced Documents ....................................   23

31. Survival ................................................   23

32. Successors and Assigns ..................................   23

PART II: LOCAL SERVICES RESALE

33. Introduction ............................................   23

34. Local Services Resale ...................................   24

PART Ill: UNBUNDLED NETWORK ELEMENTS

35. Introduction ............................................   26

36. Unbundled Network Elements ..............................   26

PART IV: ANCILLARY FUNCTIONS

37. Introduction ............................................   34

38. ILEC Provision of Ancillary Functions ...................   35

39. Standards for Ancillary Functions .......................   36

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
PART V: PRICING

40. General Principles ......................................   37
41. Price Schedules .........................................   38


SCHEDULES

Schedule 1 Total Services Resale Pricing
Schedule 2 Unbundled Network Elements Pricing

ATTACHMENTS

Attachment 1      [intentionally deleted]

Attachment 2      Services Description: Total Services Resale

Attachment 3      Services Description: Unbundled Network Elements

Attachment 4      Services Description: Ancillary Functions

Attachment 5      Provisioning and Ordering

Attachment 6      Maintenance

Attachment 7      Connectivity Billing and Recording

Attachment 8      Provision of Customer Usage Data

Attachment 9      Local Number Portability

Attachment 10     Network Security

Attachment 11     Credit for Failure to Meet Service Quality Standards

Attachment 12     Definitions and Acronyms


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                                   AGREEMENT
                   FOR LOCAL WIRELINE NETWORK INTERCONNECTION
                                       AND
                                 SERVICE RESALE

         Pursuant to this Agreement for Local Wireline Network Interconnection and Service Resale ("Agreement"), by and between American Telephone Technology, Inc., a subsidiary of Advanced Telecommunications, Inc. (a Competitive Local Exchange Carrier ("CLEC" or "Reseller", as applicable), on behalf of itself and its Affiliates, and U S WEST Communications, Inc. (the lncumbent Local Exchange Carrier or ("ILEC"), on behalf of itself and its Affiliates, (collectively, "the Parties") will extend certain arrangements to one another within each LATA in which they both operate within the state of Oregon.

                             RECITALS AND PRINCIPLES

         WHEREAS, interconnection between competing Local Exchange Carriers ("LECs") is necessary for the termination of each company's originating traffic on the other carrier's network; and

         WHEREAS, The Telecommunications Act of 1996 (the "Act") was signed into law on February 8,1996; and

         WHEREAS, the Act places certain duties and obligations upon, and grants certain rights to, Telecommunications Carriers; and

          WHEREAS, ILEC is an Incumbent Local Exchange Carrier or has a majority ownership interest in local exchange companies ("LECs") which are Incumbent Local Exchange Carriers; and

         WHEREAS, ILEC for itself and its Affiliates is willing to sell unbundled Network Elements and Ancillary Functions and additional features, as well as services for resale, on the terms and subject to the conditions of this Agreement; and

         WHEREAS, CLEC is a Telecommunications Carrier and has requested that ILEC negotiate an Agreement with CLEC for the provision of interconnection, and unbundled Network Elements (including Ancillary Functions and additional features) pursuant to the Act and in conformance with ILEC's duties under the Act; and

         WHEREAS, the Parties have arrived at this Agreement;

         NOW, THEREFORE, in consideration of the mutual provisions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CLEC and ILEC hereby covenant and agree as follows:


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                               SCOPE OF AGREEMENT

A. This Agreement sets forth the terms, conditions and prices under which ILEC agrees to provide (1) services for resale (hereinafter referred to as "Local Services") and (2) certain unbundled Network Elements, Ancillary Functions and additional features to CLEC (hereinafter collectively referred to as `Network Elements") or combinations of such Network Elements ("Combinations") for CLEC's own use or for resale to others, and for purposes of offering voice, video, or data services of any kind, including, but not limited to, local exchange services, intrastate toll services, and intrastate and interstate exchange access services.

         This Agreement also sets forth the terms and conditions for the interconnection of CLEC's network to ILEC's network and the reciprocal compensation for the transport and termination of telecommunications. ILEC may fulfill the requirements imposed upon it by this Agreement by itself or may cause its Affiliated ILECs to take such actions to fulfill the responsibilities. Unless otherwise provided in this Agreement, ILEC will perform all of its obligations hereunder throughout its entire service area.

         The Network Elements, Combinations or Local Services provided pursuant to this Agreement may be connected to other Network Elements, Combinations or Local Services provided by ILEC or to any Network Elements, Combinations or Local Services provided by CLEC itself or by any other vendor.

         Subject to the requirements of this Agreement, CLEC may, at any time add, delete, relocate or modify the Local Services, Network Elements or Combinations purchased hereunder. ILEC will not discontinue any Network Element, Combination or Local Service provided hereunder without the prior mutual agreement of the Parties or the approval of the Commission.

B. In the performance of their obligations under this Agreement, the Parties shall act in good faith and consistently with the intent of the Act. Where notice, approval or similar action by a Party is permitted or. required by any provision of this Agreement, (including, without limitation, the obligation of the Parties to further negotiate the resolution of new or open issues under this Agreement) such action shall not be unreasonably delayed, withheld or conditioned.

C. ILEC shall not reconfigure, re-engineer or otherwise redeploy its network in a manner which would impair CLEC's ability to offer Telecommunications Services in the manner contemplated by this Agreement, the Act or the FCC's Rules and Regulations. The Parties agree that all obligations undertaken pursuant to this Agreement, including without limitation, performance standards, intervals, and technical requirements are material obligations hereof and that time is of the essence.


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D.       Whenever CLEC requests the use of facilities not currently in place or when it requests services or facilities superior in quality to the highest quality of these three items: (1) requirements of FCC rules,
         (2) requirements of Commission rules or orders, or (3) the level of quality ILEC provides to itself or its Affiliates or its end user subscribers, CLEC must compensate ILEC fully for the additional costs of providing the requested facilities or superior services or facilities.

                      PART I: GENERAL TERMS AND CONDITIONS

1.        TERM

         1.1 When executed by authorized representatives of ILEC and CLEC, this Agreement shall become effective upon Commission approval, and shall expire on September 11, 2000, unless renewed by agreement of the Parties or terminated earlier in accordance with the provisions of this Agreement. Notwithstanding the foregoing sentence, the provisions for bill and keep set forth elsewhere in this Agreement shall exist for an interim period only and shall be coterminous with the interim period for bill and keep established in the Commission's Order 96-021 in Docket CP 1, including any changes thereto that may be ordered by the Commission.

         1.2 ILEC shall give CLEC notice of the impending expiration of this Agreement (or any renewable term thereof) ninety (90) days before such expiration. The Parties shall have the right to extend the term of this Agreement, upon mutual agreement, for successive one-year periods ("Renewal Year") upon expiration of the initial term or any subsequent Renewal Year. At the expiration of the term of this Agreement, or any renewal thereof, this Agreement shall continue in effect, on a month-to-month basis, at the same terms, conditions and prices as those in effect at the end of the latest term or renewal.

         1.3 CLEC may elect at any time to terminate this Agreement, in whole or in part, upon sixty (60) days written notice to ILEC. In such case, and except as provided in this paragraph, CLEC's liability shall be limited to payment of the amounts due for Network Elements, Combinations and Local Services provided up to and including the date of termination. ILEC recognizes that the Network Elements, Combinations and Local Services provided hereunder are vital to CLEC and must be continued without interruption, and that upon the termination or expiration of this Agreement, CLEC may itself provide or retain another vendor to provide such comparable Network Elements, Combinations or Local Services. ILEC agrees to cooperate in an orderly and efficient transition to CLEC or another vendor. ILEC further agrees to co-ordinate the orderly transition to CLEC or another vendor such that the level and quality of the Network Elements, Combinations and Local Services is not degraded and to exercise its best efforts to effect an orderly and efficient transition. CLEC may terminate any Local Service(s), Network Element(s) or Combination(~) provided under this Agreement upon thirty (30) days written notice to ILEC, unless a different notice period or different conditions are specified for termination of such Local


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         Service(s), Network Element(s) or Combination(s) in this Agreement, in which event such specific period and conditions shall apply.

         1.4 In the event of breach of any material provision of this Agreement by either Party, the non-breaching Party shall give the other Party written notice thereof, and:

                  1.4.1 If such material breach is for non-payment of amounts due hereunder pursuant to Attachment 7, Section 13, the breaching Party shall cure such breach within thirty (30) days of receiving such notice. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach. Amounts disputed in good faith and withheld or set off shall not be deemed "amounts due hereunder" for the purpose of this provision.

                  1.4.2 If such material breach is for any failure to perform in accordance with this Agreement, which, in the sole judgment of the non-breaching Party, adversely affects the non-breaching Party's subscribers, the non-breaching Party shall give notice of the breach and the breaching Party shall cure such breach to the non-breaching Party's reasonable satisfaction within ten (10) days or within a period of time equivalent to the applicable interval required by this Agreement, whichever is shorter, and if breaching Party does not, the non-breaching Party may, at its sole option, terminate this Agreement, or any parts hereof. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach. For the purpose of this Subsection 1.4.2, notice may be given electronically or by facsimile and in such case shall be deemed received when sent.

                  1.4.3 If such material breach is for any other failure to perform in accordance with this Agreement, the breaching Party shall cure such breach to the non-breaching Party's reasonable satisfaction within forty-five (45) days, and if the breaching Party does not, the non-breaching Party may, at its sole option terminate this Agreement, or any parts hereof. The non-breaching Party shall be entitled to pursue all available legal and equitable remedies for such breach.

         1.5 In the event of such termination as described in this Section 1, for service arrangements made available under this Agreement and existing at the time of termination, those arrangements shall continue without interruption.

2.       PAYMENT

         2.1 Amounts payable under this Agreement are due and payable within thirty (30) days after the receipt of ILEC's invoice unless properly disputed under this Agreement or applicable Tariff.


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3.       TAXES

         3.1 Any federal, state or local excise, sales, or use taxes (excluding any taxes levied on income) resulting from the performance of this Agreement shall be borne by the Party upon which the obligation for payment is imposed under applicable law, even if the obligation to collect and remit such taxes is placed upon the other Party. Any such taxes shall be shown as separate items on applicable billing documents between the Parties. The Party so obligated to pay any such taxes may contest the same in good faith, at its own expense, and shall be entitled to the benefit of any refund or recovery, provided that such Party shall not permit any lien to exist on any asset of the other Party by reason of the contest. The Party obligated to collect and remit shall cooperate in any such contest by the other Party.

4.       AUDITS AND INSPECTIONS

         4.1 As used herein "Audit" shall mean a comprehensive review of services performed under this Agreement; "lnspection" shall mean an inquiry into a specific element of or process related to services performed under this Agreement. CLEC may perform up to four (4) Audits per 12-month period commencing with the Effective Date. CLEC may perform Inspections as CLEC deems necessary. Subject to ILEC's reasonable security requirements and-except as may be otherwise specifically provided in this Agreement, CLEC may audit ILEC's books, records, documents, and processes, among other things, to ensure the accuracy of ILEC's billing and invoicing and evaluating compliance with the terms and conditions of this Agreement and ILEC performance related thereto. CLEC may employ other persons or firms for this purpose. Such audit shall take place at a time and place agreed on by the Parties no later than thirty (30) days after notice thereof to ILEC.

         4.2 ILEC shall promptly correct any billing error that is revealed in an audit, including making refund of any overpayment by CLEC in the form of a credit on the invoice for the first full billing cycle after the Parties have agreed upon the accuracy of the audit results. Any Disputes concerning audit results shall be resolved pursuant to the Alternate Dispute Resolution procedures described in Section 11 below.

         4.3 ILEC shall co-operate fully in any such audit, providing reasonable access to any and all appropriate ILEC employees, ILEC facilities (e.g., conference rooms, telephones, copying machines), books, records and other documents reasonably necessary to assess the accuracy of ILEC's bills.

         4.4 CLEC may audit ILEC's books, records and documents more frequently than provided in Section 4.1 preceding during any Contract Year if the previous audit found previously uncorrected net variances or errors in invoices in ILEC's favor with an aggregate value of at least one percent (1%) of the amounts payable by CLEC for Local Services, Network Elements or Combinations provided during the period covered by the audit.

         4.5 Audits shall be at CLEC's expense, subject to reimbursement-by ILEC in the event that an audit finds an adjustment in the charges or in any invoice paid or payable by CLEC hereunder by an amount that is, on an annualized basis, greater than one percent (1%) of the aggregate charges for the Local Services, Network Elements and Combinations during the period covered by the audit.

         4.6 The reasonable cost of special data extractions required by CLEC to conduct the Audit Examination will be paid for by CLEC. For purposes of this Section 4.6, a "Special Data Extraction" shall mean the creation of an output record or informational report (from existing data files) that is not created in the normal course of business. If any program is developed to CLEC's specifications and at CLEC's expense, CLEC shall specify at the time of request. whether the program is to be retained by ILEC for reuse for any subsequent CLEC Audit or Examination.

         4.7 Upon (a) the discovery by ILEC of overcharges not previously reimbursed to CLEC or (b) the resolution of disputed audits, ILEC shall promptly reimburse CLEC the amount of any overpayment times the highest interest rate (in decimal value) which may be levied by law for commercial transactions, compounded daily for the number of days from the date of overpayment to and including the date that payment is actually made. In no event, however, shall interest be assessed on any previously assessed or accrued late payment charges.

         4.8 This Section 4 shall survive expiration or termination of this Agreement for a period of two (2) years after expiration or termination of this Agreement.

5.        INDEMNIFICATION.

         5.1 Each of the Parties agrees to release, indemnify, defend and hold harmless the other Party and each of its officers, directors, employees and agents (each, an "Indemnitee") from and against and in respect of any loss, debt, liability, damage, obligation, claim, demand, judgment or settlement of any nature or kind arising out of, resulting from or based upon any pending or threatened claim, action, proceeding or suit by any third party known or unknown, liquidated or unliquidated, including, but not limited to, costs and attorneys' fees, accounting or otherwise, whether suffered, made, instituted, or asserted by any other party or person alleging any breach of any representation, warranty or covenant made by such indemnifying Party (the "Indemnifying Party") in this Agreement, for invasion of privacy, personal injury to or death of any person or persons, or for loss, damage to, or destruction of property, whether or not owned by others, resulting from the Indemnifying Party's performance, breach of Applicable Law, or status or the actions, breach of Applicable Law, or status of its employees, agents and subcontractors; for actual or alleged infringement of any patent, copyright, trademark, service mark, trade name, trade dress, trade secret or any other intellectual property right, now known or later developed (referred to as "Intellectual Property Rights"); or for failure to perform under this Agreement, regardless of the form of action.


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         5.2      The indemnification provided herein shall be conditioned upon:

                  5.2.1 Whenever a Claim shall arise for indemnification under this Section 5, the relevant Indemnitee, as appropriate, shall promptly notify the Indemnifying Party and request the Indemnifying Party to defend the same. Failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any liability that the Indemnifying Party might have, except to the extent that such failure prejudices the Indemnifying Party's ability to defend such Claim.

                   5.2.2 The Indemnifying Party shall have the right to defend against such liability or assertion in which event the lndemnifying Party shall give written notice to the Indemnitee of acceptance of the defense of such Claim and the identity of counsel selected by the Indemnifying Party. Except as set forth below, such notice to the relevant Indemnitee shall give the Indemnifying Party full authority to defend, adjust, compromise or settle such Claim with respect to which such notice shall have been given, except to the extent that any compromise or settlement shall prejudice the Intellectual Property Rights of the relevant Indemnitees. The Indemnifying Party shall consult with the relevant Indemnitee prior to any compromise or settlement that would affect the Intellectual Property Rights or other rights of any Indemnitee, and the relevant Indemnitee shall have the right to refuse such compromise or settlement and, at the refusing Party's or refusing Parties' cost, to take over such defense, provided that in such event the Indemnifying Party shall not be responsible for, nor shall it be obligated to indemnify the relevant Indemnitee against, any cost or liability in excess of such refused compromise or settlement. With respect to any defense accepted by the Indemnifying Party, the relevant Indemnitee shall be entitled to participate with the Indemnifying Party in such defense if the Claim requests equitable relief or other relief that could affect the rights of the Indemnitee and also shall be entitled to employ separate counsel for such defense at such Indemnitee's expense. In the event the Indemnifying Party does not accept the defense of any indemnified Claim as provided above, the relevant Indemnitee shall have the right to employ counsel for such defense at the expense of the Indemnifying Party. Each Party agrees to cooperate and to cause its employees and agents to cooperate with the other Party in the defense of any such Claim and the relevant records of each Party shall be available to the other party with respect to any such defense.

6.       RESPONSIBILITY FOR ENVIRONMENTAL CONTAMINATION

         6.1 Neither Party shall be liable to the other for any costs whatsoever resulting from the presence or release of any Environmental Hazard that the other Party introduced to the affected Work Location. Both Parties shall defend and hold harmless the other, its officers, directors and employees from and against any losses, damages, claims, demands, suits, liabilities, fines, penalties and expenses (including reasonable attorneys' fees) that arise out of or result from

         (a) any Environmental Hazard that the indemnifying Partj, its contractors or agents introduce to its Work Locations, or (b) the presence or release of any Environmental Hazard for which the indemnifying Party is responsible under Applicable Law.

         6.2 In the event any suspect materials within ILEC-owned, operated or leased facilities are identified to be asbestos-containing, CLEC will ensure that to the extent any activities which it undertakes in the facility disturb such suspect materials, such CLEC activities will be in accordance with applicable local, state and federal environmental health and safety statutes and regulations. Except for abatement activities undertaken by CLEC or equipment placement activities that result in the generation of asbestos containing material, CLEC shall not have any responsibility for managing, nor be the owner of, not have any liability for, or in connection with, any asbestos containing material. ILEC agrees to immediately notify CLEC if ILEC undertakes any asbestos control or asbestos abatement activities that potentially could affect CLEC equipment or operations, including, but not limited to, contamination of equipment.

7.       LIMITATION OF LIABILITY

         7.1 Liabilities of CLEC - CLEC's liability to ILEC during any Contract Year resulting from any and all causes, other than as specified in this Agreement shall not exceed the amount due and owing by CLEG to ILEC under this Agreement during the Contract Year during which such cause accrues or arises.

         7.2 Liabilities of ILEC - ILEC's liability to CLEC during any Contract Year resulting from any and all causes, other than as specified below in Section 8 following, and in Section 10 shall not exceed the total of any amounts due and owing to CLEC pursuant to Service Parity; Service Guarantees and the Attachment related thereto, plus any amounts due and owing by CLEC to ILEC under this Agreement during the Contract Year during which such cause accrues or arises.

         7.3 Neither Party shall be liable to the other for any indirect, incidental, special or consequential damages arising out of or related to this Agreement or the provision of service hereunder. Notwithstanding the foregoing limitations, a Party's liability shall not be limited by the provisions of this Section 7 in the event of its willful or intentional misconduct, including gross negligence, or its repeated breach of any one or more of its material obligations under this Agreement. A Party's liability shall not be limited with respect to its indemnification obligations.

         7.4 The limitations set forth in Sections 7.1, 7.2 and 7.3 shall not apply to a Party's liability in the event of its willful or intentional misconduct, including its gross negligence, or its repeated breach of any one or more of its material obligations under this Agreement.

         FOR PURPOSES OF THIS SECTION 7, AMOUNTS DUE AND OWING TO CLEC PURSUANT TO THE SECTION ON SERVICE PARITY, SERVIGE GUARANTEES AND THE ATTACHMENT REFERENCED IN THAT SECTION SHALL NOT BE CONSIDERED TO BE INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANGE, OR SPEGIAL DAMAGES.

8.       REMEDIES FOR FAILURE TO MEET SERVICE QUALITY STANDARDS

         8.1 ILEC will provide all Local Services, Network Elements or Combinations in accordance with service standards, measurements, and performance requirements, that are expressly specified in this Agreement and the Commission's rules. In cases where such service quality standards are not expressly specified, ILEC will provide all Local Services, Network Elements or Combinations in accordance with quality standards which are at least equal or superior to the level of service quality that ILEC is required to meet by its own internal procedures, or by standards set forth in Oregon statutes or rules or in FCC rules or regulations, in providing Local Service, Network Elements or Combinations to itself, to its end-users or to its Affiliates. In the event CLEC wants a level of service quality in excess or superior to that provided in this paragraph, CLEC must (a) request that quality of service through the BFR process specified herein; and (b) compensate ILEC fully for the additional incremental costs of providing the requested facilities or superior services or facilities.

         8.2 ILEC acknowledges that remedies at law alone are inadequate to compensate CLEC for failures to meet the service quality standards requirements specified by this Agreement, failures to install or provision Network Elements, Combinations or Services in accordance with the Due Dates specified in this Agreement, or for failures to provide Customer Usage Data in accordance with this Agreement. CLEC shall have the right to seek injunctive relief and other equitable remedies (in addition to remedies provided in this Agreement, at law and through administrative process) to require ILEC (a) to cause the Network Elements, Combinations or Services ordered by CLEC to meet the service quality standards requirements specified by this Agreement, (b) to install or provision the Network Elements, Combinations or Services ordered by CLEC within the Due Dates specific in this Agreement, and
         (c) to provide Customer Usage Data in accordance with this Agreement.

         8.3 Service quality concerns which cannot be addressed through informal processes may be dealt with through (a) the Dispute Resolution procedure set forth in this Agreement; (b) the formal complaint procedures established by the Commission; or (c) other available forums.

9.        WARRANTIES

         9.1 Except as otherwise provided herein, each Party shall perform its obligations hereunder at a performance level no less than the highest level which it uses for its own operations, or those of its Affiliates, but in no event shall a Party use less than reasonable care in the performance of its duties hereunder.

         9.2 ILEC warrants that Local Interconnection will be provided in a competitively neutral fashion, at any technically feasible point within its network at CLEC's request, and that such interconnection will contain all the same features, functions and capabilities, and be at least equal in quality to the highest level provided by ILEC to itself or its Affiliates. ILEC shall have the full burden of proving that a requested Interconnection Point ("IP") is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC an alternative IP which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative P shall be technically equivalent to the requested IP.

         9.3 ILEC warrants that it will provide to CLEC on a nondiscriminatory basis unbundled Network Elements and ancillary services, including, but not limited to, local loop, local switching, tandem switching/transit switching, transport, data switching, intelligent network and advanced intelligent network, operator service, directory assistance, 911, white and yellow pages, and repair and maintenance, at any technically feasible points requested by CLEC, and all operations support systems used and useful in the preordering, ordering, provisioning, design, engineering, maintenance, repair, tracking, management, billing and any other function or functionality associated directly or indirectly with unbundled Network Elements and ancillary services. ILEC further warrants that these services, or their functional components, will contain all the same features, functions and capabilities and be provided at a level of quality at least equal to the highest level which it provides to itself or its Affiliates. ILEC shall have the full burden of proving that access requested by CLEC is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC an alternative service, which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative service shall be technically equivalent to the requested service.

         9.4 ILEC warrants that it will provide to CLEC nondiscriminatory access to poles, pole attachments, ducts, innerducts, conduits, building entrance facilities, building entrance links, equipment rooms, remote terminals, cable vaults, telephone closets, building risers, rights of way, and other pathways owned or controlled by ILEC, using capacity currently available or that can be made available. ILEC shall take all reasonable steps to accommodate requests for access to its facilities, including modifying or rearranging facilities to increase capacity. ILEC shall have the full burden of proving that such access is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC alternative suitable access which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative access shall be technically equivalent to the requested access.

         9.5 ILEC warrants that it will provide to CLEC, in a competitively neutral fashion, unbundled local loops, network interface devices or units, loop distribution, digital loop carrier/analog cross connect, and loop feeders, that contain all the same features, functions, and capabilities that ILEC makes available to itself in provision of its Telecommunications Services or to its Affiliates, with at least the same quality of service, order processing, provisioning and installation, trouble resolution, maintenance, customer care, and billing, as the highest quality ILEC provides equivalent features, functions and capabilities to itself, its Affiliates, or its own subscribers. ILEC shall have the full burden of proving that access to the unbundled local loop or any of its unbundled components is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC alternative suitable facilities which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative facilities shall be technically equivalent to the requested access.

         9.6 ILEC warrants that it will provide to CLEC unbundled transport and its. components, including common transport, dedicated transport, with and without electronics, and multiplexing/digital cross connect, with all the same features, functions and capabilities, and with at least the same quality level which ILEC provides to itself or its Affiliates in provision of its, or such Affiliate's, Telecommunications Services, and that such services will be provided in a competitively neutral fashion. ILEC shall have the full burden of proving that access to unbundled transport or any unbundled transport components is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC alternative suitable facilities which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative facilities shall be technically equivalent to the requested access.

         9.7 ILEC warrants that it will provide unbundled local switching and its functional components, including line port, trunk port, and switching capacity, including all features, functions and capabilities, and nondiscriminatory access via electronic interface to databases and associated signaling needed for call routing, call completion, and service creation, and to create and bill the communications path, all at the same or better grade of service that ILEC provides to itself or its Affiliates, unless service degradation is due to CLEC purchasing insufficient capacity to meet its own demand. ILEC further warrants that unbundled local switching and its functional components will be provided in a competitively neutral fashion. ILEC shall have the full burden of proving that access to unbundled local switching or its functional components is not technically feasible. To the extent ILEC proves infeasibility, ILEC shall be required to provide to CLEC alternative suitable facilities which will not impair CLEC's ability to provide its Telecommunications Services. Such alternative facilities shall be technically equivalent to the requested access.

         9.8 ILEC warrants that it will provide nondiscriminatory access to telephone numbers.

         9.9 ILEC warrants that it will provide to CLEC, in a competitively neutral fashion, interim number portability with the same features, functions and capabilities that ILEC provides to itself or its Affiliates, and with as little impairment of functioning, quality, reliability, and convenience as possible, and that it will provide such service as required by the FCC in Telephone Number

         Portability, CC Docket No. 95-116, First Report and Order, released July 2, 1996.

         9.10 ILEC warrants that it will provide to CLEC, in a competitively neutral fashion, dialing parity for local exchange service and interexchange service with the same features, functions and capabilities that ILEC provides to itself or its Affiliates, and that it will provide such service as required by the FCC in Implementation of the Local Competition Provisions of the Telecommunications Act of 1996, so that CLEC's subscribers experience no greater post-dial delay than similarly-situated ILEC subscribers, and are not required to dial any greater number of digits than similarly situated ILEC subscribers.

         9.11 ILEC warrants that with respect to Local Resale, order entry, provisioning, installation, trouble resolution, maintenance, customer care, billing, and service quality will be provided at least as expeditiously as ILEC provides for itself or for its own retail local service or to others, or to its Affiliates, and that it will provide such services to CLEC in a competitively neutral fashion and at a level of quality which allows CLEC in turn to provide Local Resale at a level of quality equal to the highest level of quality ILEC provides for itself for its own retail local service or to others, or to its Affiliates. ILEC warrants further that it will impose no restrictions on CLEC's resale of these services unless specifically sanctioned by the FCC or the Commission.

         9.12 ILEC warrants that it will provide on a nondiscriminatory basis space on its premises for physical or virtual collocation, as CLEC may specify, consistent with FCC and Commission regulations and orders, for equipment necessary for CLEC's interconnection and access to unbundled network elements.

10.      NONEXCLUSIVE REMEDIES

         10.1 Except as otherwise expressly provided in this Agreement, each of the remedies provided under this Agreement is cumulative and is in addition to any remedies that may be available at law or in equity.

         10.2 In the event ILEC fails to switch a subscriber to CLEC service as requested through a CLEC service request, within the intervals set forth in this Agreement, the continued provision of Telecommunications Services by ILEC to such subscriber shall be deemed an illegal change in subscriber carrier selection commencing with the time at which ILEC failed to switch such subscriber. In such event ILEC shall reimburse CLEC in an amount equal to all charges paid by such subscriber to ILEC from the time of such failure to switch to the time at which the subscriber switch is accomplished. This remedy shall be in addition to all other remedies available to CLEC under this Agreement or otherwise available.

         This same remedy shall apply in the event that either CLEC or ILEC makes an unauthorized change in the local exchange service provider of an end user.

         10.3 All rights of termination, cancellation or other remedies prescribed in this Agreement, or otherwise available, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled at law or equity in case of any breach or threatened breach by the other Party of any provision of this Agreement. Use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing the provisions of this Agreement.

11.      DISPUTE RESOLUTION

         11.1 All disputes, claims or disagreements (collectively "Disputes") arising under or related to this Agreement or the breach hereof, except those arising pursuant to Attachment 7 Connectivity Billing, shall be resolved according to the procedures set forth in
         Section 11.2 below. Disputes involving matters subject to the Connectivity Billing provisions contained in Attachment 7, shall be resolved in accordance with the Billing Disputes section of Attachment
         7. The foregoing notwithstanding, the provisions of this Section 11 shall not be construed to prevent either Party from seeking and obtaining temporary equitable remedies, including temporary restraining orders. A request by a Party to a court or a regulatory authority for interim measures or equitable relief shall not be deemed a waiver of the obligation to comply with the provisions of this Section 11.

         11.2 The Parties recognize and agree that the Commission has continuing-jurisdiction to implement and enforce all terms and conditions of this Agreement. Accordingly, the Parties agree that any dispute arising out of or relating to this Agreement that the Parties themselves cannot resolve, may be submitted to the Commission for resolution. The Parties agree to seek expedited resolution by the Commission, and shall request that resolution occur in no event later than sixty (60) days from the date of submission of such dispute. If the Commission appoints an expert(s) or other facilitator(s) to assist in its decision making, the losing party shall pay the fees and expenses so incurred.

         11.3 In cases where the Commission determines that neither Party has, in some material respect, completely prevailed or lost in a proceeding, the Commission shall, in its discretion, apportion expenses to reflect the relative success of each Party. Those fees and expenses not directly related to a particular proceeding shall be shared equally. In the event that the Parties settle a dispute before the Commission reaches a decision with respect to that dispute, the Settlement Agreement must specify how the fees and expenses for the particular proceeding will be apportioned.

         11.4 During the Commission proceeding each Party shall continue to perform its obligations under this Agreement; provided, however that neither Party shall be required to act in any unlawful fashion. This provision shall not preclude the Parties from seeking relief available in any other forum.

12.      NONDISCLOSURE/CONFIDENTIALITY AND PROPRIETARY INFORMATION

         12.1 All information which is disclosed by one Party to the other in connection with this Agreement shall automatically be deemed proprietary to the Discloser and subject to this Agreement, unless otherwise confirmed in writing by the Discloser. In addition, by way of example and not limitation, all orders for Local Services, Network Elements or Combinations placed by CLEC pursuant to this Agreement, and information that would constitute Customer Proprietary Network Information of CLEC customers pursuant to the Act and the rules and regulations of the Federal Communications Commission ("FCC"), and Recorded Usage Data as described in Attachment 8, whether disclosed by CLEC to ILEC or otherwise acquired by ILEC in the course of the performance of this Agreement, shall be deemed Confidential Information of CLEG for all purposes under this Agreement.

         12.2. The Recipient may make copies of Confidential Information only as reasonably necessary to perform its obligations under this Agreement. All such copies shall bear the same copyright and proprietary rights notices as are contained on the original. Upon request by the Discloser, the Recipient shall return all tangible copies within thirty (30) days of Proprietary Information, whether written, graphic or otherwise, except that the Recipient may retain one copy for archival purposes. lf either Party loses or makes an unauthorized disclosure of the other Party's Confidential Information, it shall notify such other-Party immediately and use reasonable efforts to retrieve the lost or wrongfully disclosed information.

         12.3. For a period of five (5) years from the receipt of Confidential Information, each Party shall keep all of the other Party's Proprietary Information confidential and shall use the other Party's Proprietary Information only for performing the covenants contained in this Agreement. Neither Party shall use the other Party's Proprietary Information for any other purpose except upon such terms and conditions as may be agreed upon between the Parties in writing.

         12.4 Unless otherwise agreed, the obligations of confidentiality and non-use set forth in this Agreement do not apply to such Proprietary Information as:

                  12.4.1 was at the time of receipt already known to the receiving Party free of any obligation to keep it confidential evidenced by written records prepared prior to delivery by the disclosing Party; or

                  12.4.2 is or becomes publicly known through no wrongful act of the receiving Party; or

                  12.4.3 is rightfully received from a third person having no direct or indirect secrecy or confidentiality obligation to the disclosing Party with respect to such information; or

                  12.4.4. is independently developed by an employee, agent, or contractor of the receiving Party which individual is not involved in any manner with the provision of services pursuant to this Agreement and does not have any direct or indirect access to the Proprietary Information; or

                  12.4.5 is disclosed to a third person by the disclosing Party without similar restrictions on such third person's rights; or

                  12.4.6 is approved for release by written authorization of the disclosing Party; or

                  12.4.7 is required to be made public by the receiving Party pursuant to applicable law or regulation provided that the receiving Party shall give sufficient notice of the requirement to the disclosing Party to enable the disclosing Party to seek protective orders.

         12.5 Each Party's obligations to safeguard Confidential Information disclosed prior to expiration or termination of this Agreement shall survive such expiration or termination.

         12.6 Each Party agrees that the Discloser would be irreparably injured by a breach of this Agreement by the Recipient or its representatives and that the Discloser shall be entitled to seek equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

         12.7 CPNI related to CLEC's subscribers obtained by virtue of Local Interconnection or any other service provided under this Agreement shall be CLEC's proprietary information and may not be used by ILEC for any purpose except performance of its obligations under this Agreement, and in connection with such performance, shall be disclosed only to employees with a need to know, unless the CLEC subscriber expressly directs CLEC to disclose such information to ILEC pursuant to the requirements of Section 222(c)(2) of the Act. If ILEC seeks and obtains written approval to use or disclose such CPNI from CLEC's subscribers, such approval shall be obtained only in compliance with Section 222(c)(2) and, in the event such authorization is obtained, ILEC may use or disclose only such information as CLEC provides pursuant to such authorization and may not use information that ILEC has otherwise obtained, directly or indirectly, in connection with its performance under this Agreement. CPNI related to ILEC's subscribers obtained by virtue of Local Interconnection shall be ILEC's proprietary information and may not be used by CLEC for any purpose except performance of its obligations under this Agreement, and in connection with such performance shall be disclosed only to employees with a need to know, unless the ILEC subscriber expressly directs ILEC to disclose such information to CLEC pursuant to the requirements of Section 222(c)(2) of the Act. If CLEC seeks and obtains written approval to use or disclose such CPNI from ILEC's subscribers, such approval shall be obtained only in compliance with Section 222(c)(2) of the Act and, in the event such authorization is obtained, CLEC may use or disclose only such information as ILEC provides pursuant to such authorization and may not use information that CLEC has otherwise obtained, directly or indirectly, in connection with its performance under this Agreement.

13.      CUSTOMER CREDIT HISTORY

         13.1 CLEC and ILEC agree to make available to a designated third-party credit bureau, on a timely basis, such of the following customer payment history information that is available for each person or entity that applies for local or IntraLATA toll Telecommunications Service(s) from either carrier. Such information shall be provided on the condition that the credit bureau will only make such information available to the carrier to which the person or entity in question has applied for Telecommunication Service.

                 Applicants name;
                 Applicant's address;
                 Applicant's previous phone number; if any;
                 Amount, if any, of unpaid balance in applicant's name
                 Whether applicant is delinquent on payments;
                 Length of service with prior local or IntraLATA toll provider; Whether applicant had local or IntraLATA toll service terminated or suspended within the last six months with an explanation of the reason therefor; and Whether applicant was required by prior local or IntraLATA toll provider to pay a deposit or make an advance payment, including the amount of each.

14.      BRANDING

         14.1 Services offered by CLEC that incorporate Network Elements or Combinations made available to CLEG pursuant to this Agreement, and Local Services that CLEC offers for resale shall, at CLEC's sole discretion, be branded exclusively as CLEC services, or otherwise, as CLEC shall determine. CLEC shall provide the exclusive interface to CLEC Customers in connection with the marketing, offering or provision of CLEC services, except as CLEC shall otherwise specify. In those instances where CLEC requires ILEC personnel to interface directly with CLEC Customers, either orally in person or by telephone, or in writing, such personnel shall identify themselves as representing CLEC, and shall not identify themselves as representing ILEC. All forms, business cards or other business materials furnished by ILEC to CLEC Customers shall be subject to CLEC's prior review and approval, and shall bear no corporate name, logo, trademark or trade name other than CLEC's or such other brand as CLEC shall determine. In no event shall ILEC personnel acting on behalf of CLEC pursuant to this Agreement provide information to CLEG local service customers about ILEC products or services. ILEC shall provide, for CLEC's review and approval, the methods and procedures, training and approaches to be used by ILEC to ensure that ILEC meets CLEC's branding requirements. No provision of this

         Section 15 should be interpreted to require ILEC personnel to change placards on service vehicles or to remove uniforms bearing the ILEC logo. -

15.      PATENTS, TRADEMARKS

         15.1. Except for a limited license to use patents or copyrights to the extent necessary for the Parties to use any facilities or equipment (including software) or to receive any service solely as provided under this Agreement, nothing in this Agreement shall be construed as the grant of a license, either express or implied, with respect to any patent, copyright, logo, trademark, trade secret or any other proprietary or intellectual property right now or hereafter owned controlled or licensable by each Party. CLEC or Reseller may not use any logo, trademark or other intellectual property right of ILEC without execution of. a separate agreement between the Parties. It is the responsibility of each Party to ensure at no additional cost to the other Party that it has obtained any necessary licenses in relation to intellectual property of third parties used in its network that may be required to enable the other Party to use any facilities or equipment (including software), to receive any service, or to perform its respective obligations under this Agreement.

         15.2 Unless otherwise mutually agreed upon, neither Party shall publish or use the other Party's logo, trademark, service mark, name, language, pictures, or symbols or words from which the other Party's name may reasonably be inferred or implied in any product, service, advertisement, promotion, or any other publicity matter.

16.      PUBLICITY AND ADVERTISING

         16.1 Neither Party shall publish or use any advertising, sales promotions or other publicity materials that use the other Party's logo, trademarks or service marks without the prior written approval of the other Party.

17.      FORCE MAJEURE

         17.1 Except as otherwise specifically provided in this Agreement, neither Party shall be responsible for any delay or failure in performance resulting from acts or occurrences beyond the reasonable control of such Party and without its fault or negligence, regardless of whether such delays or failures in performance were foreseen or foreseeable as of the date of this Agreement, including,, without limitation: fire, explosion, power failure, acts of God, war, revolution, civil commotion, or acts of public enemies; any law, order, regulation, ordinance or requirement of any government or legal body; or labor unrest, including, without limitation, strikes, slowdowns, picketing or boycotts; or delays caused by the other Party or by other service or equipment vendors; or any other circumstances beyond the Party's reasonable control. In such event, the Party affected shall, upon giving prompt notice to the other Party, be excused from such performance on a day-to-day basis to the extent of such interference (and the other Party shall likewise be excused from performance of its obligations on a day-to-day basis to the extent such Party's obligations relate to the performance so interfered with). The affected Party shall use its best efforts to avoid or remove the cause of non-performance and both Parties shall proceed to perform with dispatch once the causes are removed or cease. In the event of such performance delay or failure by ILEC, ILEC agrees to resume performance in a nondiscriminatory manner and not favor its own provision of Telecommunications Services above that of CLEC. For purposes of this Agreement, Force Majeure shall not include acts of any Governmental Authority relating to environmental, health or safety conditions at work locations.

18.      WAIVER

         18.1 No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and properly executed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right, or condition of this Agreement in any instance shall be construed as a general waiver or relinquishment on its part of any such provision, but the same shall, nevertheless, be and remain in full force and effect. Waiver by either Party of any default by the other Party shall not be. deemed a waiver of any other default. By entering into this Agreement CLEC does not waive any right granted to it pursuant to the Act.

19.      GOVERNING LAW/COMPLIANCE WITH LAWS

         19.1 This Agreement shall be deemed to be a contract made under and shall be construed, interpreted and enforced in accordance with the laws of the state of Oregon. Insofar as matters of federal law or regulation are exclusively concerned, the Parties agree to the exclusive jurisdiction of the federal court for the state of Oregon. Issues or matters exclusively arising under state law or regulation may be heard by the state court which would otherwise have jurisdiction over such issue or matter. CLEC and ILEC each shall comply at its own expense with all Applicable Law that relates to (a) its obligations under or activities in connection with this Agreement; or (b) its activities undertaken at, in connection with or relating to Work Locations.

         ILEC will be solely responsible for obtaining from governmental' authorities, building owners, other carriers, and any other persons or entities, all rights and privileges (including, but not limited to, space and power), which are necessary for ILEC to provide the Network Elements and Local Services pursuant to this Agreement.

         19.2 ILEC shall be responsible for obtaining and keeping in effect all Federal Communications Commission, state regulatory commission, franchise authority and other regulatory approvals that may be required in connection with the performance of its obligations under this Agreement. CLEC shall be responsible for obtaining and keeping in effect all Federal Communications Commission, state regulatory commission, franchise authority and other regulatory approvals that may be required in connection with its offering of services to CLEC Customers contemplated by this Agreement. CLEC shall reasonably cooperate with ILEC in obtaining and maintaining any required approvals for which ILEC is responsible, and ILEC shall reasonably cooperate with CLEC in obtaining and maintaining any required approvals for which CLEC is responsible.

         19.3 In the event that ILEC is required by any governmental authority to file a tariff or make another similar filing in connection with the performance of any action that would otherwise be governed by this Agreement, ILEG shall (a) consult with CLEC reasonably in advance of such filing about the form and substance of such filing, (b) provide to CLEC its proposed tariff prior to, or at the time of, such filing, and (c) take all steps reasonably necessary to ensure that such tariff or other filing imposes obligations upon ILEC that are identical to those provided in this Agreement and preserves for CLEC the full benefit of the rights otherwise provided in this Agreement.

         19.4 If, subsequent to the effective date of any such tariff, ILEC is ordered not to file tariffs with the State regulatory commission or the Federal Communications Commission, or is permitted not to file tariffs (and elects not to do so), either generally or for specific Network Elements, Combinations or Local Services, the terms and conditions of such tariffs as of the date on which the requirement to file such tariffs was lifted shall, to the degree not inconsistent with-this Agreement, be deemed incorporated in this Agreement by reference.

         19.5 In the event that any final and nonappealable legislative, regulatory, judicial or other legal action materially affects any material terms of this Agreement, or the ability of CLEC or ILEC to perform any material terms of this Agreement, CLEC or ILEC may, on thirty (30) days' written notice (delivered not later than thirty (30) days following the date on which such action has become legally binding and has otherwise become final and nonappealable) require that such terms be renegotiated, and the Parties shall renegotiate in good faith such mutually acceptable new terms as may be required. ln the event that such new terms are not renegotiated within ninety (90) days after such notice, the Dispute shall be referred to the Alternative Dispute Resolution procedures set forth in Section 11 above.

         19.6 The Parties shall incorporate into this Agreement the Commission's decision in Docket UT 132 concerning intraLATA dialing parity, as well as any price or contract provision modified as a result of the Commission's reconsideration of, or an appeal of, Commission Order No. 97-003 in ARB 3/ARB 6 (entered January, 6, 1997). The Parties shall negotiate mutually acceptable terms for implementing each such decision within ninety (90) days after it is entered notwithstanding the time frames established in the preceding paragraph.

20.      NO THIRD-PARTY BENEFICIARIES

         20.1 Except as may be specifically set forth in this Agreement, this Agreement does not provide and shall not be construed to provide third parties with any remedy, claim, liability, reimbursement, cause of action, or other privilege.

21.      RESPONSIBILITY OF EACH PARTY

         21.1 Each Party is an independent contractor, and has and hereby retains the right to exercise full control of and supervision over its own performance of its obligations under this Agreement and retains full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations. Each Party will be solely responsible for all, matters relating to payment of such employees, including compliance with social security taxes, withholding taxes and all other regulations governing such matters. Each Party will be solely responsible for proper handling, storage, transport and disposal at its own expense of all (a) substances or materials that it or its contractors or agents bring to, create or assume control over at Work Locations, or (b) Waste resulting therefrom or otherwise generated in connection with its or its contractors' or agents' activities at the Work Locations. Subject to the limitations on liability and except as otherwise provided in this Agreement, each Party shall be responsible for (x) its own acts and performance of all obligations imposed by Applicable Law in connection with its activities, legal status and property, real or personal and, (y) the acts of its own Affiliates, employees, agents and contractors during the performance of that Party's obligations hereunder.

22.      ASSIGNMENT/SUBCONTRACTING

         22.1 Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party which will not be unreasonably withheld. Notwithstanding the foregoing, ILEC may assign its rights and benefits and delegate its duties and obligations under this Agreement without the consent of GLEC to a 100 percent owned affiliate company of ILEC, provided that the performance of any such assignee is guaranteed by the assignor. Any prohibited assignment or delegations shall be null and void.

         22.2 Neither Party may subcontract the performance of any obligation under this Agreement without the prior written consent of the other Party which shall not be unreasonably withheld. If any obligation is performed through a subcontractor, ILEC shall remain fully responsible for the performance of this Agreement in accordance with its terms, including any obligations it performs through subcontractors, and ILEC shall be solely responsible for payments due its subcontractors. No contract, subcontract or other Agreement entered into by either Party with any third Party in connection with the provision of Local Services or Network Elements hereunder shall provide for any indemnity, guarantee or assumption of liability by, or other obligation of, the other Party to this Agreement with respect to such arrangement, except as consented to in writing by the other Party. No subcontractor shall be deemed a third party beneficiary for any purposes under this Agreement.

23.      ENTIRE AGREEMENT

         23.1 This Agreement which shall include the Attachments, Appendices and other documents referenced herein constitutes the entire agreement between the Parties and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings with respect to the subject matter hereof.

24.      SEVERABILITY

         25.1 Subject to Section 19, Governing Law/Compliance with Laws, if any term, condition or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not invalidate the entire Agreement, unless such construction would be unreasonable. This Agreement shall be construed as if it did not contain the invalid or unenforceable provision or provisions, and the rights and obligations of each Party shall be construed and enforced accordingly; provided, however, that in the event such invalid or unenforceable provision or provisions are essential elements of this Agreement-and substantially impair the rights or obligations of either Party, the Parties shall promptly negotiate a replacement provision or provisions.

25.      AMENDMENTS

         25.1 Except as otherwise provided in this Agreement, no amendment or waiver of any provision of this Agreement, and no consent to any default under this Agreement, shall be effective unless the same is in writing and signed by an officer of the Party against whom such amendment, waiver or consent is claimed. In addition, no course of dealing or failure of a Party strictly to enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, any right granted to it pursuant to the Act, right or condition. By entering into this Agreement CLEC does not waive any right granted to it pursuant to the Act.

26.      HEADINGS OF NO FORCE OR EFFECT

         26.1 -   The headings of Articles and Sections of this Agreement are for convenience of reference only, and shall in no way define, modify or restrict the meaning or interpretation of the terms or provisions of this Agreement.

27.      NOTICES

         27.1 Any notices or other communications required or permitted to be given or delivered under this Agreement shall be in hard-copy writing (unless otherwise specifically provided herein) and shall be sufficiently given if delivered personally, by certified U. S. Mail or delivered by prepaid overnight express service to the following (unless otherwise specifically required by this Agreement to be delivered to another representative or point of contact):

          CLEC

          F.   Lynne Powers
          Vice President-- Finance
          J.  Jeffrey Oxley-- Director of Regulatory Affairs
          Advanced Telecommunications, Inc.
          710 Second Avenue South, Suite 1200
          Minneapolis, MN 55402
          Phone:(612)519--6642
          Fax:  (612)376-4414

          Copy to:          Brian Robinson
                            ARTER & HADDEN LLP
                            1801 K Street, NW., Suite 400K
                            Washington, DC 20006
                            Phone:(202) 775-7126
                            Fax:     (202) 857-0172

          ILEC

          U S WEST Communications, Inc.
          Director - Interconnection Compliance
          1801 California, Room 2410
          Denver, CO 80202

          with a copy to:

          U S WEST Law Department
          Attention:   General Counsel
          Interconnection
          1801 California Street, 51st Floor
          Denver, CO 80202

         27.2 Either Party may unilaterally change its designated representative and/or address for the receipt of notices by giving seven (7) days' prior written notice to the other Party in compliance with this Section. Any notice or other communication shall be deemed given when received.

28.      JOINT WORK PRODUCT

         28.1 This Agreement is the joint work product of representatives of the Parties. For convenience, it has been drafted in final form by one of the Parties. Accordingly, in the event of ambiguities, no inferences will be drawn against either Party solely on the basis of authorship of this Agreement.

29.      EXECUTED IN COUNTERPARTS

         29.1 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original; but such counterparts shall together constitute one and the same instrument.

30.      REFERENCED DOCUMENTS

         30.1 Whenever any provision of this Agreement refers to a technical reference, technical publication, CLEC Practice, ILEC Practice, any publication of telecommunications industry administrative or technical standards, or any other document specifically incorporated into this Agreement, it will be deemed to be a reference to the most recent version or edition (including any amendments,. supplements, addenda, or successors) of such document that is in effect, and will include the most recent version or edition (including any amendments, supplements, addenda, or successors) of each document incorporated by reference in such a technical reference, technical publication, CLEC Practice, ILEC Practice, or publication of industry standards (unless CLEC elects otherwise). Should there be an inconsistency between or among publications or standards, CLEC shall elect which requirement shall apply.

31.      SURVIVAL

         32.1 Any liabilities or obligations of a Party for acts or omissions prior to the cancellation or termination of this Agreement; any obligation of a Party under the provisions regarding indemnification, Confidential Information, limitations on liability, and any other provisions of this Agreement which, by their terms, are contemplated to survive (or to be performed after) termination of this Agreement, shall survive cancellation or termination thereof.

32.      SUCCESSORS AND ASSIGNS

         32.1 This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

                         PART II: LOCAL SERVICES RESALE

33.      INTRODUCTION

         33.1 -   At the request of CLEC, and pursuant to the requirements of the Act, ILEC will make available to CLEC for resale any Telecommunications Service that LEG currently provides, or may offer hereafter. ILEC shall also provide Support Functions and Services Functions as set forth in the Attachments to this Agreement. The Telecommunications Services, Service Functions and Support Functions provided by ILEC pursuant to this Agreement are collectively referred to as "Local Service." This Part, in summary form, and Attachment 2, in detail, describe several services which ILEC shall make available to CLEC for resale pursuant to this Agreement. These lists are neither all inclusive nor exclusive.

34.      LOCAL SERVICES RESALE

         34.1     General

         ILEC shall apply the principles set forth in 47 C.F.R. Section 64.1100 to the process for end-user selection of a primary local exchange carrier. The prices charged to CLEC for Local Service shall be wholesale rates determined on the basis of retail rates charged to subscribers for the telecommunications service requested excluding the portion thereof attributable to any marketing, billing, collection and other costs that will be avoided by ILEC. Except `as limited by Attachment 2, CLEC may resell Local Services to provide Telecommunications Services to any and all classes of end-users except for resale of residential service to other classes of customers if this exception is authorized by the Commission. ILEC shall ensure that all CLEC Customers experience the same dialing parity as similarly-situated customers of ILEC services. ILEC will notify CLEC of any changes in the terms and conditions under which it offers telecommunications services at retail to subscribers who are not telecommunications service providers or carriers.

         34.2     Specific Services

                  (a) At CLEC's option, CLEC may purchase the entire set of CENTREX features or a subset of any one or any combination of such features, tariffed or non-tariffed.

                  (b) CLEC may purchase the entire set of CLASS and Custom features and functions, a subset of or any combination of such features.

                  (c) Local Services include certain Voluntary Federal Customer Financial Assistance Programs.

                  (d) ILEC shall provide E91 I and 911 Service to CLEC, for CLEC's customers.

                  (e) Where ILEC provides Telephone Relay Service, ILEC shall make such service available to CLEC at no additional charge, for use by CLEC Customers who are speech or hearing-impaired.

                  (f) CLEC may purchase the entire set of Advance Intelligent Network ("AIN") features or functions, or a subset or any one or any combination of such features or functions, on a customer-specific basis subject to protection of network reliability and security.

         34.3.    Support Functions

                  (a) Routing to Directory Assistance, Operator and Repair Services.

                  (b) Busy Line Verification and Emergency Line Interrupt.

                  (c) Access to the Line Information Database. -

                  (d) Telephone line number calling cards.

         34.4.    Service Functions

                  (a) ILEC shall provide an electronic interface for transferring and receiving Service Orders and Provisioning data and materials as outlined in the Attachments hereto on or before January 1, 1997.

                  (b) Work order processes shall meet service parity requirements.

                  (c) The point of contact for CLEC customers shall be CLEC.

                  (d) Each Party shall provide the other Party with a single point of contact for all inquiries regarding the implementation of this Part.

                  (e) CLEC's representative will have real-time access to ILEC Customer information to enable the CLEC representative to perform tasks outlined on Attachments 2, 5, 6, and 9.

                  (f) After receipt and acceptance of a Service Order, ILEC shall provision such Service Order in accordance with the Intervals and service quality standards referenced in Attachment 11.

                  (g) Maintenance shall be provided in accordance with the requirements and standards referenced in Attachments 6 and 11.

                  (h) ILEC shall provide the Customer Usage Data recorded by ILEC in accordance with the requirements and standards set forth in Attachment 8.

                  (i) In addition to testing described elsewhere in this Section and Attachment 3, ILEC shall test the systems used to perform the functions set forth in Attachment 2 at least sixty (60) days prior to commencement of ILEC's provision of Local Service, in order to establish system readiness capabilities.

                  (j) ILEC shall bill CLEC for Local Service provided by ILEC to CLEC pursuant to the terms of this Part and Schedules 1 and 2. ILEC shall recognize CLEC as the customer of record for all Local Service and will send all notices, bills and other pertinent information directly to CLEC.

                      PART III: UNBUNDLED NETWORK ELEMENTS


35.      INTRODUCTION

         35.1 This Part III sets forth the unbundled Network Elements that ILEC agrees to offer to CLEC in accordance with its obligations under
         Section 251(c)(3) of the Act. The specific terms and conditions that apply to the unbundled Network Elements are described below and in the Network Elements Service Description Attachment. The price for each Network Element is set forth in Part IV of this Agreement.

36.      UNBUNDLED NETWORK ELEMENTS

                  ILEC will offer Network Elements to CLEC on an unbundled basis on rates, terms and conditions that are just, reasonable, and non-discriminatory in accordance with the terms and conditions of this Agreement, the Oregon Statutes and Regulations and the requirements of
         Section 251 and Section 252 of the Federal Act. Unbundling of subloop Network Elements shall not be subject to the Bona Fide Request Process set forth in Section 36.12 below because ILEC is specifically required to provide unbundling of subloop Network Elements to CLEC by order of the Commission.

                  ILEC will permit CLEC to interconnect CLEC's facilities or facilities provided by CLEC or by third parties with each of ILEC's unbundled Network Elements at any point designated by CLEC that is technically feasible.

                  CLEC, at its option, may designate any technically feasible network interface at a Served Premises, including without limitation, DS-0, DS-1, DS-3, STS-1, and OC-n (where n equals I to C) interfaces, and any other interface described in the applicable technical references.

                  CLEC may use one or more Network Elements to provide any feature, function, or service option that such Network Element is capable of providing or any feature, function, or service option that is described in the technical references identified herein, or as may otherwise be determined by CLEC.

                  ILEC shall offer each Network Element individually and in combination with any other Network Element or Network Elements in order to permit CLEC to combine such Network Element or Network Elements with another Network Element or other Network Elements obtained from ILEC or with network components provided by itself or by third parties to provide telecommunications services to its customers.

                  For each Network Element, ILEC shall provide a demarcation point (e.g., an interconnection point at a Digital Signal Cross Connect or Light Guide Cross Connect panel or a Main Distribution Frame) and, if necessary, access to such demarcation point, which CLEC agrees is suitable. However, where ILEC provides contiguous Network Elements to CLEC, ILEC may provide the existing interconnections and no demar6ation point shall exist between such `contiguous Network Elements.

                  ILEC shall not charge CLEC an interconnection fee or demand other consideration for directly interconnecting any Network Element or Combination to any other Network Element or Combination provided by ILEC to CLEC if ILEC directly interconnects the same two Network Elements or Combinations in providing any service to its own customers or an ILEC Affiliate, including the use of intermediate devices, such as a digital signal cross connect panel, to perform such interconnection.

                  The total charge to CLEC to interconnect any Network Element or Combination to any other Network Element or Combination provided by ILEC to CLEC if ILEC does not directly interconnect the same two Network Elements or Combinations in providing any service to its own customers or an ILEC Affiliate (e.g., the interconnection required to connect the Loop Feeder to an ILEC's collocated equipment), shall be ILEC's total service long-run incremental cost of providing the interconnection.

                  Subsections 1 through 11 below list the Network Elements that CLEC and ILEC have identified as of the Effective Date of this Agreement. CLEC and ILEC agree that the Network Elements identified in this Part II are not exclusive.. Either Party may identify additional or revised Network Elements as necessary to improve services to customers, to improve network or service efficiencies or to accommodate changing technologies, customer demand, or regulatory requirements. Upon the identification of a new or revised Network Element, the Party so identifying the new or revised Network Element shall notify the other Party of the existence of and the technical characteristics of the new or revised Network Element. If the Parties do not agree on the existence of and the technical characteristics of the newly identified or revised Network Element, any issues that have not been resolved by the Parties within thirty days of notification shall be submitted to the Dispute Resolution Procedures as set forth in this Agreement. Within thirty (30) days of CLEC and ILEC agreeing on the technical characteristics of the new or revised Network Element, the Parties will attempt to agree on the rates, terms and conditions that would apply to such Network Element and the effects, if any, on the price, performance or other terms and conditions of existing Network Elements. If the Parties do not agree on rates, terms and conditions and other matters set forth herein, any issues that have not been resolved by the Parties within thirty days shall be submitted to the Dispute Resolution Procedures as set forth in this Agreement. Additionally, if ILEC provides any Network Element that is not identified in this Agreement, to itself, to ILEC's own customers, to an ILEC Affiliate or to any other entity, ILEC will provide the same Network Element to CLEC on rates, terms and conditions no less favorable to CLEC than those provided to itself or to any other party. The Network Elements are described below. Additional descriptions and requirements for each Network Element are set forth in Attachment 3.

         36.1     Loop Distribution

                  "Loop Distribution" is a Network Element that is composed of two distinct component parts: a Network Interface Device and Distribution Media.

         36.2     Network Interface Device

                  The "Network Interface Device (NID)" is a single-line termination device or that portion of a multiple-line termination device required to terminate a single line or circuit. The fundamental function of the NID is to establish the official network demarcation point between a carrier and its end-user customer. The NID features two independent chambers or divisions which separate the service provider's network from the customer's inside wiring. Each chamber or division contains the appropriate connection points or posts to which the service provider; and the end-user customer each make their connections. The NID provides a protective ground connection, and is capable of terminating cables such as twisted pair cable.

         36.3     Distribution Media

                  "Distribution Media" provides connectivity between the NID component of Loop Distribution and the terminal block on the customer-side of a Feeder Distribution lnterface (FDI). The FDI is a device that terminates the Distribution Media and the Loop Feeder, and cross-connects them in order to provide a continuous transmission path between the NID and a telephone company central office. For loop plant that contains a Loop Concentrator/Multiplexer, the Distribution Media may terminate at the FDI (if one exists), or at a termination and cross-connect field associated with the Loop Concentrator/Multiplexer. This termination and cross-connect field may be in the form of an outside plant distribution closure, remote terminal or fiber node, or an underground vault.

                  The Distribution Media may be copper twisted pair, coax cable, or single or multi-mode fiber optic cable. A combination that includes two or more of these media is also possible. In certain cases, CLEC may require a copper twisted pair Distribution Media even in instances where the Distribution Media for services that ILEC offers is other than a copper facility. In such cases, CLEC must compensate ILEC for all additional costs related to providing the copper facility.

         36.4     Loop Concentrator/Multiplexer

                  The "Loop Concentrator/Multiplexer" is the Network Element that: (a) aggregates lower bit rate or bandwidth signals to higher bit rate or bandwidth signals (multiplexing); (b) disaggregates higher bit rate or bandwidth signals to lower bit rate or bandwidth signals (demultiplexing); (c) aggregates a specified number of signals or channels to fewer channels (concentrating); (d) performs signal conversion, including encoding of signals (e.g., analog to digital and digital to analog signal conversion); and (e) in some instances performs electrical to optical (E/O) conversion.

                  The Loop Concentrator/Multiplexer function may be provided through a Digital Loop Carrier (DLC) system, channel bank, multiplexer or other equipment at which traffic is encoded and decoded, multiplexed and demultiplexed, or concentrated.

         36.5     Loop Feeder

                  The "Loop Feeder" is the Network Element that provides connectivity between (a) an FDI associated with Loop Distribution and a termination point appropriate for the media in a central office, or (b) a Loop Concentrator/Multiplexer provided in a remote terminal and a termination point appropriate for the media in a central office. ILEC shall provide CLEC physical access to the FDI, and the right to connect the Loop Feeder to the FDI.

                  The physical medium of the Loop Feeder may be copper twisted pair, or single or multi-mode fiber as designated by CLEC. In certain cases, CLEC will require a copper twisted pair loop even in instances where the medium of the Loop Feeder for services that ILEC offers is other than a copper facility. In such cases, CLEC must compensate ILEC for all additional costs related to providing the copper facility.

         36.6     Local Switching

                  "Local Switching" is the Network Element that provides the functionality required to connect the appropriate originating lines or trunks wired to the Main Distributing Frame (MDF) or Digital Cross Connect (DSX) panel to a desired terminating line or trunk. Such functionality shall include all of the features functions, and capabilities that the underlying ILEC switch that is providing such Local Switching function is then capable of providing, including but not limited to: line signaling and signaling software, digit reception, dialed number translations call screening, routing, recording, call supervision, dial tone, switching, telephone number provisioning, announcements, calling features and capabilities (including call processing), Gentrex, Automatic Call Distributor (ACD), Carrier pre-subscription (e.g. long distance carrier, intraLATA toll), Carrier Identification Code (GIG) portability capabilities, testing and other operational features inherent to the switch and switch software. It also provides access to transport, signaling (ISDN) User Part (ISUP) and Transaction Capabilities Application Part (TCAP), and platforms such as adjuncts, Public Safety Systems (911), operator services, directory services and Advanced Intelligent Network (AIN). Remote Switching Module functionality is included in the Local Switching function. The switching capabilities used will be based on the line side features they support. Local Switching will also be capable of routing local, intraLATA, interLATA, and calls to international customer's preferred carrier; call features (e.g., call forwarding) and Centrex capabilities.

                  Local Switching also includes Data Switching, which provides:

                  For Asynchronous Transfer Mode (ATM) and Frame Relay Service, data services switching functionality that is required to connect the facilities from the User to Network Interface (UNI) to either another UNI or to a communications path at the Network to Network Interface (NN
         I). In this case, the purpose of Data Switching is to terminate, concentrate, and switch data traffic from Customer Premises Equipment
         (CPE) in the digital format consistent with the UNI specification for the customer. Data Switching also provides connectivity for the purpose of conveying the customer data to its final destination. The UNI and NNI are industry standard interface specifications that contain physical transmission layer requirements for speeds and line formats; data link layer requirements for the format of the data units that are passed between the user and the network; and protocol requirements for control procedures used in managing the interface. Data Switching provides this functionality in two distinct formats, ATM and Frame Relay.

                  For ISDN Packet and Circuit Switched Data service, the data switching functionality that is required to connect between industry standard ISDN interfaces. In this case, the purpose of Data Switching is to terminate, concentrate, and switch data traffic from Customer Premises Equipment (CPE) in the digital format consistent with ISDN standards. Data Switching also-provides connectivity for the purpose of conveying the customer data to its final destination.

         36.7     Operator Systems

                  "Operator Systems" is the Network Element that provides operator and automated call handling and billing, special services, customer telephone listings and optional call completion services. The Operator Systems, Network Element provides two types of functions:
         Operator Service functions and Directory Service functions, each of which are described below.

                  Operator Service provides: (a) operator handling for call completion (for example, collect, third number billing, and manual credit card calls), (b) operator or automated assistance for billing after the customer has dialed the called number (for example, credit card calls); and (c) special services including but not limited to Busy Line Verification and Emergency Interrupt (BLV/EI), Emergency Agency Call, Operator-assisted Directory Assistance, and Rate Quotes.

                  Directory Service provides local customer telephone number listings with the option to complete the call at the callers direction.

         36.8     Transport

                  "Common Transport" is an interoffice transmission path between ILEC Network Elements. Where ILEC Network Elements are connected by intra-office wiring, such wiring is provided as a part of the Network ELEMENTS AND IS NOT Common Transport.

                  "Dedicated Transport" is an interoffice transmission path between CLEC designated locations. Such locations may include ILEC central offices or other equipment locations, CLEC network components, other carrier network components, or customer premises. Dedicated Transport includes the Digital Cross-Connect System (DCS) functionality as an option.

                  "Signaling Link Transport" is a set of two or four dedicated 56 Kbps. transmission paths between CLEC-designated Signaling Points of Interconnection (SPOI) that provides appropriate physical diversity.

         36.9     Signaling Transfer Points

                  "Signaling Transfer Points" is a signaling network function that includes all of the capabilities provided by the signaling transfer point switches (STPSs) and their associated signaling links which enable the exchange of SS7 messages among and between switching elements, database elements and signaling transfer points.

         36.10    Tandem Switching

                  "Tandem Switching" is the function that establishes a communications path between two switching offices through a third switching office (the tandem switch).

         36.11    Standards for Network Elements

                  Each Network Element shall be equal to or better than the requirements set forth in the technical references, as well as any performance or other requirements, identified herein. If another Bell Communications Research, Inc. ("Bellcore"), or industry standard (e.g., American National Standards Institute ("ANSI") technical reference or a more recent version of such reference sets forth a different requirement, CLEC may elect, where technically feasible, which standard shall apply.

                  Each Network Element and the interconnections between Network Elements provided by ILEC to CLEC shall be at least equal in the quality of design, performance, features, functions and other characteristics, including but not limited to levels and types of redundant equipment and facilities for power, diversity and security, that ILEC provides in the ILEC network to itself, ILEC's own customers, to an ILEC Affiliate or to any other entity.

                  ILEC shall provide to CLEC, upon reasonable request, such engineering, design, performance and other network data sufficient for CLEC to determine that the requirements of this Section 36 are being met. In the event that such data indicates that the requirements of this Section 36 are not being met, ILEC shall, within 10 days, cure any design, performance or other deficiency and provide new data sufficient for CLEC to determine that such deficiencies have been cured.

                  ILEC. agrees to work cooperatively with CLEC to provide Network Elements that will meet CLEC's needs in providing services to its customers.

                  Unless otherwise designated by CLEC, each Network Element and the interconnections between Network Elements provided by ILEC to CLEC shall be made available to CLEC on a priority basis that is equal to or better than the priorities that ILEC provides to itself, ILEC's own customers, to an ILEC Affiliate or to any other entity.

         36.12    Bona Fide Request Process

                  36.12.1 Any request for interconnection or access to an unbundled Network Element that is not already available via price lists, tariff, or as described herein shall be treated as a Request under this Section.

                  36.12.2 ILEC shall use the Bona Fide Request (BFR) Process to determine the technical feasibility of the requested interconnection of Network Element(s) and, for those items found to be technically feasible, to provide the terms and timetable for providing the requested items. Additionally, elements, services, and functions which are materially or substantially different from those services, elements or functions already. provided by ILEC to itself, its Affiliates, customers, or end users may, at the discretion of CLEC, be subject to this BFR process.

                  36.12.3 A Request shall be submitted in writing and, at a minimum, shall include: (a) a complete and accurate technical description of each requested Network Element or interconnection; (b) the desired interface specifications; (c) a statement that the interconnection or Network Element will be used to provide telecommunications service; (d) the quantity requested; (e) the location(s) requested; and (f) whether CLEC wants the requested item(s) and terms made generally available.

                  36.12.4 Within forty-eight (48) hours of receipt of a Request, ILEC shall acknowledge receipt of the Request and review such request for initial compliance with 36.12.3 above and in its acknowledgment advise CLEC of any missing information reasonably necessary to move the Request to the preliminary analysis described in 36.12.5 below.

                  36.12.5 Unless otherwise agreed to by the Parties, within thirty (30) calendar days of its receipt of the Request and all information necessary to process it, ILEC shall provide to CLEC a preliminary analysis of the Request. During the thirty
                  (30) day period, ILEC agrees to provide weekly status updates to CLEC. ILEC will notify CLEC if the quote preparation fee, if any, will exceed $5,000. CLEC will approve the continuation of the development of the quote prior to ILEC incurring any reasonable additional expenses. The preliminary analysis shall specify whether or not the requested interconnection or access to an unbundled Network

                  Element is technically feasible and otherwise qualifies as a Network Element or interconnection as defined under the Act.

                           36.12.5.1 If ILEC determines during the thirty (30) day period that a Request is not technically feasible or that the Request otherwise does not qualify as a Network Element or interconnection that is required to be provided under the Act, ILEC shall so advise CLEC as soon as reasonably possible, and promptly provide a written report setting forth the basis for its conclusion in no case later than ten (10) calendar days after making such determination.

                           36.12.5.2 If ILEC determines during the thirty (30) day period that the Request is technically feasible and otherwise qualifies under the Act, it shall notify CLEC in writing of such determination in no case later than ten (10) calendar days after making such determination.

                           36.12.5.3 Unless otherwise agreed to by the Parties, as soon as feasible, but no more than ninety (90) calendar days after ILEC notifies CLEC that, the Request is technically feasible, ILEC shall provide to CLEC a Request quote which will include, at a minimum, a description of each interconnection and Network Element, the quantity to be provided, the installation intervals (both initial and subsequent), the impact on shared systems software interfaces, ordering process changes, functionality specifications, any interface specifications, and either:

                                    36.12.5.3.1 the applicable rates (recurring and nonrecurring) including the amortized development costs, as appropriate, of the interconnection or the Network Element; or

                                    36.12.5.3.2 the payment for development
                                    costs, as appropriate, of the
                                    interconnection or Network Element and the applicable rates (recurring and nonrecurring) excluding the development costs.

                           36.12.5.4 The choice of using option 36.12.5.3.1 or
                           36.12.5.3.2 shall be at ILEC's sole discretion. However, a payment for development cost is appropriate only where CLEC is the only conceivable user of the functionality (including consideration of ILEC as a potential user) or where the requested quantity is insufficient to provide amortization.

                  36.12.6 If ILEC has used option 36.12.5.3.1 in its Request quote, then within thirty (30) days of its receipt of the R6quest quote, CLEC. must indicate its non-binding interest in purchasing the interconnection or Network Element at the stated quantities and rates, cancel its Request, or seek remedy under the Dispute Resolution section of this Agreement.

                   36.12.7 If ILEC has used option 36.12.5;3.2 in its Request quote, then, within thirty (30) days of its receipt of the Request quote CLEC must either agree to pay the development costs of the interconnection of Network Element, cancel its Request, or seek remedy under the Dispute Resolution section of this Agreement.

                   36.12.8 If ILEC has used option 36.12.5.3.2 in its Request quote and CLEC has accepted the quote, CLEC may cancel the Request at any time, but will pay ILEC's reasonable development costs of the interconnection or Network Element up to the date of the cancellation.

                   36.12.9 ILEC will use reasonable efforts to determine the technical feasibility and conformance with the Act of the Request within the first thirty-two (32) days of receiving the Request. In the event ILEC has used option 36.12.5.3.2 in its Request quotes and ILEC later determines that the interconnection or Network Element requested in the Request is not technically feasible or otherwise does not qualify under the Act, ILEC shall notify CLEC within ten (10) business days of making such determination and CLEC shall not owe any compensation to ILEC in connection with the Request. Any quotation preparation fees or development costs paid by CLEC to the time of that notification shall be refunded by ILEC. -

                   36.12.10 To the extent possible, ILEC will utilize information from previously developed BFRs to address similar arrangements in order to shorten the response times for the currently requested BFR. In the event CLEC has submitted a Request for an interconnection or a Network Element and ILEC determines in accordance with the provisions of this Section 36.12, that the Request is technically feasible, the Parties agree that CLEC's subsequent request or order for the identical type of interconnection or Network Element shall not be subject to the BFR process.

                   36.12.11 In the event of a dispute under this Section 36.12, the Parties agree to seek expedited Commission resolution of the dispute, with a request to the Commission to be completed within twenty (20) days of ILEC's response that declined CLEC's BFR, and in no event more than thirty (30) days after the filing of CLEC's petition.

                          PART IV: ANCILLARY FUNCTIONS

37.       INTRODUCTION

          This Part IV sets forth the Ancillary Functions that ILEC agrees to offer to CLEC so that CLEC may obtain and use unbundled Network Elements or ILEC services to provide services to its customers.

38.      ILEC PROVISION OF ANCILLARY FUNCTIONS

          ILEC will offer Ancillary Functions to CLEC on rates, terms and conditions that are just, reasonable, and non-discriminatory and in accordance with the terms and conditions of this Agreement.

          ILEC will permit CLEC to interconnect CLEC's equipment and facilities or equipment and facilities provided by CLEC or by third parties at any point designated by CLEC that is technically feasible.

          CLEC may use any Ancillary Function to provide any feature, function, or service option that such Ancillary Function is capable of providing or any feature, function, or service option that is described in the technical references identified herein, or as may otherwise be designated by CLEC.

          Subsections 38.1 through 38.3 below list the Ancillary Functions that CLEC and ILEC have identified as of the Effective Date of this Agreement. CLEC and ILEC agree that the Ancillary Functions identified in this Part IV are not exclusive. Either Party may identify additional or revised Ancillary Functions as necessary to improve services to customers, to improve network or service efficiencies or to accommodate changing technologies, customer demand, or regulatory requirements. Upon the identification of a new or revised Ancillary Function, the Party so identifying the new or revised Ancillary Function shall notify the other Party of the existence of and the technical characteristics of the new or revised Ancillary Function. If the Parties do not agree on the existence of and the technical characteristics of the newly identified or revised Ancillary Function, any issues that have not been resolved by the Parties within thirty days of notification shall be submitted to the Dispute Resolution Procedures as set forth in Section 11 above. Within thirty (30) days of CLEC and ILEC agreeing on the technical characteristics of the new or revised Ancillary Function, the Parties will attempt to agree on the rates, terms and conditions that would apply to such Ancillary Function and the effects, if any, on the price, performance or other terms and conditions of existing Network Elements or Ancillary Functions. If the parties do not agree on rates, terms, and conditions and other matters set forth herein, any issues that have not been resolved by the Parties within thirty (30) days shall be submitted to the Dispute Resolution Procedures as set forth in this Agreement. Additionally, if ILEC provides any Ancillary Function that is not identified in this Agreement to itself, to its own customers, to an ILEC Affiliate or to any other entity, ILEC will provide the same Ancillary Function to CLEC at rates, terms and conditions no less favorable to CLEC than those provided by ILEC to itself or to any other party. The Ancillary Functions are described below. Additional descriptions, and requirements for each Ancillary Function are set forth in Attachment 4.

          38.1 Collocation

                   "Collocation" is the right of CLEC to obtain dedicated space in the ILEC Local Serving Office (LSO) or at other ILEC locations and to place equipment in such spaces to interconnect with the ILEC network. Collocation also includes ILEC providing resources necessary for the operation and economical use of collocated equipment.

             38.2 Right of Way (ROW), Conduits and Pole Attachments

                   "Right of Way (ROW)" is the right to use the land or other property of another party to place poles, conduits, cables, other structures and equipment, or to provide passage to access such structures and equipment. A ROW may run under, on, or above public or private property (including air space above public or private property) and may include the right to use discrete space in buildings, building complexes or other locations.

                   "Conduit" is a tube or protected trough that may be used to house communication or electrical cables. Conduit may be underground or above ground (for example, inside buildings) and may contain one or more inner ducts..

                   "Pole Attachment" is the connection of a facility to a utility pole. Some examples of facilities are mechanical hardware, grounding and transmission cable, and equipment boxes.

          38.3 Unused Transmission Media

                   "Unused Transmission Media" is physical inter-office transmission media (e.g., optical fiber, copper twisted pairs, coaxial cable) which has no lightwave or electronic transmission equipment terminated to such media to operationalize its transmission capabilities. This media may exist in aerial or underground structure or within a building.

                   Dark Fiber, one type of unused transmission media, is unused strands of optical fiber. Dark Fiber also includes strands of optical fiber existing in aerial or underground structure which have Iightwave repeater (regenerator or optical amplifier) equipment interspliced to it at appropriate distances, but which has no line terminating elements terminated to such strands to operationalize its transmission capabilities. Alternately, Dark Fiber means unused wavelengths within a fiber strand for purposes of coarse or dense wavelength division multiplexed (WDM) applications. Typical single wavelength transmission involves propagation of optical signals at single wavelengths (1.3 or 1.55 micron wavelengths). In WDM applications, a WDM device is used to combine optical signals at different wavelengths on to a single fiber strand. The combined signal is then transported over the fiber strand. For coarse WDM applications, one signal each at 1.3 micron and 1.55 micron wavelength are combined. For dense WDM applications, many signals in the vicinity of 1.3 micron wavelength or 1.55 micron wavelength are combined. Spare wavelengths on a fiber strand (for coarse or dense WDM) are considered Dark Fiber.

39.       STANDARDS FOR ANCILLARY FUNCTIONS

         Each Ancillary Function shall meet or exceed the requirements set forth in the technical references, as well as the performance and other requirements, identified herein. If another Bell Communications Research, Inc. ("Bellcore"), or industry standard (e.g., American National Standards Institute ("ANSI")) technical reference sets forth a different requirement, CLEC may elect, where technically feasible, which standard shall apply.

          Each Ancillary Function provided by ILEC to CLEC shall be at least equal in the quality of design, performance, features, functions and other characteristics, including, but not limited to levels and types of redundant equipment and facilities for diversity and security, that ILEC provides in the ILEC network to itself, its own customers, its Affiliates or any other entity.

          ILEC shall provide to CLEC, upon reasonable request, such engineering, design, performance and other network data sufficient for CLEC to determine that the requirements of this Agreement are being met. In the event that such data indicates that the requirements of this Agreement are not being met, ILEC shall, within 30 days,. cure any design, performance or other deficiency and provide new data sufficient for' CLEC to determine that such deficiencies have been cured.

          ILEC agrees to work cooperatively with CLEC to provide Ancillary Functions that will meet CLEC's needs in providing services to its customers.

          Unless otherwise designated by CLEC, each Ancillary Function provided by ILEC to CLEC shall be made available to CLEC on a priority basis that is at least equal to the priorities that ILEC provides to itself, its customers, its Affiliates or any other entity. -

                                 PART V: PRICING

40.       GENERAL PRINCIPLES

          40.1 All services currently provided hereunder (including resold Local Services), Network Elements and Combinations and all new and additional services or Network Elements to be provided hereunder, shall be priced in accordance with all applicable provisions of the Act and the rules and orders of the Federal Communications Commission and the Commission.

          40.2 All services that ILEC provides at retail to subscribers who are not telecommunications carriers shall be provided at wholesale rates. Wholesale rates shall be determined on the basis of retail rates charged to subscribers for the telecommunications service requested, excluding the portion thereof attributable to any marketing, billing, collection, and other costs that will be avoided by ILEC.

          40.3 All such charges for Network Elements and Combinations shall be nondiscriminatory.

          40.4 All charges for Network Elements, Combinations, Interconnections and Local Services shall, as a general matter, be based on ILEC's Total Element Long Run Incremental Cost ("TELRlC") of providing such element or service. When ILEC incurs additional costs in fulfilling a CLEC request to build or modify a facility, and those costs are not included in existing charges, ILEC may recover its excess costs. ILEC may recover its economically efficient charges, over and above those normally incurred in serving its own customers, that result from CLEC's request to extend or expand CLEC's services. In such a cases, ILEC bears the burden of showing that any claimed additional costs are not already recovered through its existing charges. ILEC shall not double recover charges. ILEC's recovery will be limited to charges not already recovered in prices charged and will be limited to the level of benefit that CLEC experiences as a result of its request. If ILEC or any third party or parties also benefit from the construction, ILEC's recovery from CLEC will be limited to a percentage share of the total charges, based on a reasonable estimate of CLEC's proportionate share of the benefit. Any nonrecurring costs incurred by ILEC shall be recovered through recurring charges based on cost.

41. PRICE SCHEDULES

          41.1     Local Service Resale - Schedule 1

          Retail services are subject to the greater of (a) the wholesale discount set forth in Schedule 1 or (b) one half the discount in Schedule 1, pIus any volume or term discount for which CLEC would be eligible if it were a retail customer.

          41.2     Unbundled Network Elements - Schedule 2

          Charges for Network Elements will be based on the following: (a) prices shall be those approved by the Commission in its Docket UM 351, Order No. 96-238. The UM351, Order No. 96-283 prices shall remain in effect until new Unbundled Network Element prices are developed based on the revised cost methodology approved in Docket UM-773, Order No. 96-284; and (b) where the Commission has not yet developed prices for Unbundled Network Elements, the applicable prices are those set forth in Schedule 2. Any price or contract provision modified as a result of Commission reconsideration or appeal shall be incorporated into this Agreement.

          41.3     Other Pricing Matters

          Within sixty (60) days after the Effective Date, the Parties shall establish charges for the usage of Operations Support Systems (OSS). Such charges shall be based on Total Element Long Run Incremental Costs. Such charges shall appIy pending separate Commission action and shall be subject to true-up.

          Interim Number Portability costs shall be recovered on a bill and keep basis.

          ILEC shall be entitled to recover legitimate and reasonable costs incurred in complying with CLEC's requests for rebranding. ILEC shall have the burden of proof in justifying any rebranding expenses it incurs on behalf of CLEC.

         Costs associated with the transport and termination of local and EAS traffic shall be recovered on a bill and keep basis on an interim basis as provided in Commission Order No. 96-021. CLEC may be required to share direct transport costs under circumstances similar to those addressed by the Commission in Order No. 96-160.

          With respect to conditioning charges, ILEC may charge CLEC for conditioning of local loops in accordance with prices and terms set forth by the Commission in Order No. 96-283.

          The wholesale discount applicable to services already subject to term or volume discounts shall equal the greater of : (a) twenty-two percent (22%), or (b) the sum of the term/volume discount plus eleven percent (11%).

          CLEC's pricing proposal for electronic interfaces shall be implemented on an interim basis until the Commission can develop prices based on the revised cost methodology approved in UM-773, Order No. 96-284.

          The charges for virtual collocation shall be those approved by the Commission in Docket UT-i 19, Order No. 96-079.

          Pole attachment fees charged by ILEC to CLEC shall in all respects be consistent with the provisions of 47 U.S.C. Sections 703 et seq. and any FCC rules promulgated pursuant thereto. Pending, enactment of said FCC rules, but not thereafter, ILEC may continue to use the fee structure developed under the 1978 Pole Attachment Act. Minimum purchase requirements shall not be imposed. The cost of providing usable space shall be apportioned between and among all entities according to the percentage of usable space required. Except to the extent ILEC's fee structure, developed under the 1978 Pole Attachment Act, is used hereunder, all applicable fees and charges shall be based on TELRIC.

          To the extent modification costs for poles and/or conduit are initiated by and incurred for the sole benefit of CLEC, CLEC shall assume the cost of said modifications. To the extent modification costs are initiated by and incurred for the benefit of multiple parties, including ILEC, participating directly in said modification, including, without limitation, "piggybacking" by various parties, said cost shall be apportioned between and among the participating parties based upon the ratio of new space to be occupied by each. To the extent any entities, including ILEC, subsequently obtain access to a facility previously modified and paid for by CLEC and/or, other parties, ILEC shall notify CLEC and/or the other parties, and provide the opportunity for calculation and collection from the new parties of their proportionate share of the modification costs, adjusted to reflect depreciation.

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized representatives.


AMERICAN TELEPHONE TECHNOLOGY, INC.*       U S WEST COMMUNICATIONS, INC.*


/s/ F. Lynne Powers                        /s/ Katherine Fleming
--------------------------------           ------------------------------------
Signature                                  Signed

F. Lynne Powers                            Katherine L. Fleminq
--------------------------------           ------------------------------------
Name Printed/Typed                         Name Printed/Typed

Vice President - Finance                   Executive Director - Lnterconnection
--------------------------------           ------------------------------------
Title                                      Title

   1-7-00                                     01/13/00
--------------------------------           ------------------------------------
Date                                       Date

* This Agreement is made pursuant to Section 252 (i) of the Act and is premised upon the Interconnection Agreement between AT&T Corp.. and U S WEST Communications, Inc. (the "Underlying Agreement"). The Underlying Agreement was approved by the Commission on September 5, 1997.

With respect to this Agreement, the Parties understand and agree:

i) The Parties shall request the Commission to expedite its review and approval of this Agreement.

ii) Notwithstanding the mutual commitments set forth herein, the Parties are entering into this Agreement without prejudice to any positions they have taken previously, or may take in the future, in any legislative, regulatory, or other public forum addressing any matters, including those relating to the types of arrangements contained in this Agreement. During the proceeding in which the Commission is to review and approve the Agreement, U S WEST may point out that it has objected, and continues to object, to the inclusion of the terms and conditions to which it objected in the proceedings involving the approval of the Underlying Agreement.

iii) The Parties agree that traffic originated by either Party and delivered to the other Party, which in turn delivers the traffic to an enhanced service provider is not covered by this Agreement, since such traffic is interstate in nature and this Agreement, including the reciprocal compensation provisions, only apply to local traffic. American Telephone Technology, Inc. is responsible for identifying enhanced service providers and associated usage.

iv) This Agreement contains provisions based upon the decisions and orders of the FCC and the Commission under and with respect to the Act. Currently, court and regulatory proceedings affecting the subject matter of this Agreement are in various stages, including the proceedings where certain of the rules and regulations of the FCC are being challenged In addition, there is uncertainty in the aftermath of the Supreme Court's decision in AT&T CORP. ET AL. V. IOWA UTILITIES BOARD. Based on that uncertainty, and the regulatory and judicial proceedings which will occur as a result of that decision, the Parties acknowledge that this Agreement may need to be changed to reflect any changes in law. The Agreement has not been corrected to reflect the requirements, claims or outcomes of any of the Proceedings, although the pricing does reflect the Commission's most current generic order, if any. Accordingly, when a final, decision or decisions are made in the Proceedings that automatically change and modify the Underlying
Agreement, then like changes and modifications will similarly be made to this Agreement. In addition, to the extent rules or laws are based on regulatory or judicial proceedings as a result of the recent Supreme Court decision, this Agreement will be amended to incorporate such changes.

v) Subsequent to the execution of this Agreement, the FCC or the Commission may issue decisions or orders that change or modify the rules and regulations governing implementing of the Act. lf such changes or modifications alter the state of the law upon which the Underlying Agreement was negotiated and agreed, and it reasonably appears that the parties to the Underlying Agreement would have negotiated and agreed to different term(s) condition(s) or covenant(s) than as contained in the Underlying Agreement had such change or modification been in existence before execution of the Underlying Agreement, then this Agreement shall be amended to reflect such different terms(s), condition(s), or covenant(s). Where the parties fail to agree upon such an amendment, it shall be resolved in accordance with the Dispute Resolution provision of this Agreement.